                                                                    Exhibit 8.1

                          Stroock & Stroock & Lavan LLP
                                 180 Maiden Lane
                          New York, New York 10038-4982


June 24, 1997

UCFC Funding Corporation(R)
4041 Essen Lane
Baton Rouge, Louisiana 70809

RE:      UCFC Funding Corporation(R)
         Registration Statement on Form S-3
         (File No. 333-7939)
         ----------------------------------

Ladies and Gentlemen:

We have acted as special counsel for UCFC Funding Corporation(R), a Louisianna Corporation ("the Company"), in connection with the issuance of $75,000,000 aggregate principal amount of UCFC MH Trust 1997-2 of Manufactured Housing Contract Pass-Through Certificates, Series 1997-2 (the "Certificates"). A Registration Statement on Form S-3 relating to the Certificates (No. 333-7939) (the "Registration Statement") has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). As set forth in the Prospectus dated March 25, 1997 and the Prospectus Supplement dated June 23, 1997, the Certificates will be issued by a trust established by the Company pursuant to the provisions of a Pooling and Servicing Agreement dated as of June 1, 1997 (the "Pooling and Servicing Agreement") among the Company, as Depositor, United Companies Lending Corproation, as the Servicer, United Companies Financial Corporation, as the Guarantor, and Bankers Trust Company of California, N.A., as the Trustee.

We have examined a form of the Pooling and Servicing Agreement, a form of the Certificates, and a form of the Prospectus and Prospectus Supplement referred to above. We also have examined such other documents, papers, statutes and authorities as we have deemed necessary to form the basis for the opinions hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of copies of documents submitted to us.

On the basis of the foregoing, we are of the opinion that the information in the Prospectus Supplement under the caption "Federal Income Tax Considerations," and in the Prospectus under the caption "Federal Income Tax Considerations," to the extent that it constitutes matters of law or legal conclusions, is correct in all material respects.

This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended,

Securities and Exchange Commission
June 24, 1997
Page 2

the Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof.

Except as provided below, this opinion is solely for the benefit of the addressee hereof and may not be relied upon in any manner by any other person or entity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the references to us in the Prospectus Supplement, and to the filing of this opinion as an exhibit to an application made by or on behalf of the Company or any dealer in connection with the registration of the Certificates under the securities or blue sky laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP

STROOCK & STROOCK & LAVAN LLP